EXHIBIT 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 4, 2016

Sunoco GP LLC

Sunoco LP

8020 Park Lane, Suite 200

Dallas, Texas 75231

Ladies and Gentlemen:

We have acted as special counsel to Sunoco LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a prospectus supplement dated on or around the date hereof (the “Prospectus Supplement”) forming a part of the registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) and declared effective on August 24, 2016, relating to the offering and sale (the “Offering”) of common units representing limited partner interests in the Partnership (the “Units”) having an aggregate offering price of up to $400,000,000 from time to time pursuant to Rule 415 of the Securities Act of 1933, as amended (the “Act”).

In connection therewith, we have participated in the preparation of the discussion set forth in the Registration Statement under the caption “Material Income Tax Consequences” as modified by the statements in the Prospectus Supplement under the caption “Material Tax Considerations” (the “Discussion”). The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

ANDREWS KURTH KENYON LLP

Austin   Beijing   Dallas   Dubai   Houston   London   New York   Research Triangle Park   Silicon Valley   The Woodlands   Washington, DC

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Prospectus Supplement forming a part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP